Exhibit 23(d)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-81706, No. 33-62645, No. 333-35118, and No. 333-69690 on Form S-8 of REX American Resources Corporation and subsidiaries of our report dated March 13, 2012, relating to the financial statements of Patriot Renewable Fuels, LLC as of December 31, 2011 and 2010 and for the years then ended, and our report dated March 14, 2011, relating to the financial statements of Patriot Renewable Fuels, LLC as of December 31, 2010 and 2009 and for the years then ended appearing in this annual Report on Form 10-K of REX American Resources Corporation and subsidiaries for the year ended January 31, 2012.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P. Certified Public Accountants

Minneapolis, Minnesota
April 9, 2012